Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Atlantic Acquisition, Inc.

We consent to the inclusion in the foregoing form S-1 of Atlantic Acquisition, Inc. (the "Company") of our report dated May 26, 2016 relating to our audit of the balance sheet of Atlantic Acquisition, Inc. (the "Company") as of March 31, 2016 and the related statement of operations, stockholders' deficit and cash flows for the period from December 29, 2015 (inception) through March 31, 2016. Our report dated May 26, 2016, relating to the financial statements includes an emphasis of a matter paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the prospectus.

/s/ Anton and Chia, LLP
Newport Beach, California
May 27, 2016